UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2012

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 27, 2012, Hillenbrand, Inc. (the “Company”) and certain of its subsidiaries entered into a five-year $600 million credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and various other agents and lenders named therein.

The credit agreement provides for a $600 million unsecured multi-currency revolving credit facility, with the potential for the Company, under certain circumstances, to increase the amount of the facility up to $900 million. In addition to revolving loans, the credit facility provides for swingline loans and letters of credit with applicable sublimits.  Borrowings under the credit facility may be made by the Company and certain of its subsidiaries, including foreign subsidiaries.  Borrowings may be denominated in dollars and certain foreign currencies, and may be used for working capital and other general corporate purposes, including financing acquisitions. The credit facility matures in 2017, with the potential for the Company to extend the maturity date twice in one-year increments.  The obligations of the borrowers under the credit agreement are guaranteed by the Company and certain of its domestic subsidiaries named therein.

Revolving loans under the credit facility bear interest at a floating rate based upon, at the Company’s election, the LIBO rate or the BA rate (each as defined in the credit agreement), plus a margin that varies based upon the Company’s leverage ratio.  Alternative Base Rate borrowings (as defined in the credit agreement) are also subject to an interest rate spread that varies based upon the leverage ratio.  The credit facility carries a leverage-based facility fee, assessed on the entire facility amount.

The new credit facility replaces and terminates the Company’s prior $400 million credit facility, which was established pursuant to that certain Credit Agreement, dated March 28, 2008, among the Company and the lenders and agent party thereto (as amended, the “Previous Credit Agreement”).  The credit agreement contains representations, warranties and covenants that are customary for agreements of this type and, with certain exceptions, are substantially similar to those contained in the Previous Credit Agreement.  The credit agreement also contains certain customary events of default.

Certain of the lenders and agents party to the credit agreement and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they receive customary fees and expenses.

The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the credit agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Credit Agreement dated as of July 27, 2012 among Hillenbrand, Inc., the subsidiary borrowers named therein, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders

99.1	Press Release dated July 30, 2012 issued by the Company

Disclosure Regarding Forward-Looking Statements

Throughout this Report, including Exhibit 99.1, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  As the words imply, these are statements about plans, objectives, beliefs, and expectations that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks.

Words that could indicate we are making forward-looking statements include:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list.  Our intent is to provide examples of how readers might identify forward-looking statements.  The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those set forth in forward-looking statements.  Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements.

For a discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Item 1A of the Form 10-K for the year ended September 30, 2011.  We assume no obligation to update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.
DATE: July 30, 2012

	BY:	/S/ Cynthia L. Lucchese
Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

DATE: July 30, 2012

	BY:	/S/ John R. Zerkle
John R. Zerkle
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1

Credit Agreement dated as of July 27, 2012 among Hillenbrand, Inc., the subsidiary borrowers named therein, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders

99.1	Press Release dated July 30, 2012 issued by the Company